Exhibit 10.43

December 12, 2012

Dear Tom:
This Letter confirms our conditional offer of employment at UDR, Inc. (“UDR”), in the position of SVP - Chief Financial Officer. You will report directly to me. This Letter is not intended to be an employment contract but only a description of the compensation and benefits accompanying the offer, which include:

1.
    Salary - $330,000, annualized, subject to annual review. Payday is every other Friday, at which time you will be paid for work through the previous Friday. Arrangements can be made for direct deposit through our Payroll Department.

2.
    Incentive Bonus Plan - You will be eligible to receive a discretionary bonus based upon my perception of your performance together with your ability to accomplish mutually established individual and corporate goals. For 2013 we agree that you will receive a pro-rated bonus equal to $700,000, to be paid at the same time as discretionary bonuses for the other senior executives are paid. The 2013 bonus is contingent upon you being an employee in good standing of UDR at the time of payment.

3.
    Signing Bonus - On the start date, you will be granted a $200,000 signing bonus to be paid in shares of restricted stock. The shares of restricted stock shall vest over four years (e.g., 1/4 of the shares shall vest on January 1, 2014, etc.) from the date of grant and the price will be set based upon the closing sales prices, averaging from the last twenty trading days prior to your start date. All vesting is contingent upon you being an employee in good standing of UDR on the vesting dates.

4.
    Long-term Incentive Program - We are in the process of establishing a new long-term incentive program (“LTI Program”) for the CEO, SEVP, Chief Operating Officer, SVP-Asset Management and CFO. You will be granted $800,000 in stock under the LTI Program, pro-rated for your start date. The price for the shares will be set based upon the closing sales prices, averaging from the last twenty trading days prior to your start date. All vesting is contingent upon you being an employee in good standing of UDR on the vesting dates.

5.
    Change of Control - In the event of a Change of Control (as such term is defined in the 1999 Long-Term Incentive Plan), all of your outstanding restricted stock, and any other awards in the nature of rights that may be exercised shall become fully vested and immediately exercisable; all restrictions on any outstanding other awards held by you (such as awards of restricted stock) shall lapse; and the balance in any deferred compensation plan or shareholder value plan shall become fully vested and immediately payable.

6.
    Benefits - You will be eligible to enroll in UDR’s Medical, Dental, Life and Vision Plans two months from your start date. Information about these plans and other company benefits are contained in the Summary of Health Benefits that will be provided to you. UDR agrees to pay your costs of COBRA until you are eligible for UDR’s health benefits; however, not to exceed a maximum of three months from date of hire.

7.	Vacation - As an officer of the Company, you will be eligible for four weeks of vacation after six months of employment.

8.
    401(k) Plan - After the completion of two months of service, you will be eligible to participate in the Company’s 401(k) plan. UDR will match $.50 cents on each dollar you contribute to the 401(k) plan, up to 6% of your pay. This means you could potentially earn an additional 3% per year of your base pay, depending on the level of your voluntary contributions and upon the Company meeting certain discrimination tests each year. The plan is administered by Fidelity Investments and includes a pre-tax and after-tax savings option.

9.
    Start Date - You will begin work at UDR on a part-time basis commencing January 1, 2013. During January 2013 and February 2013 you will transition from your current employer to UDR and you will spend approximately 60% of your time at UDR and 40% at your current employer. Commencing March 1, 2013 you will devote 100% of your time and effort to UDR. During January 2013 and February 2013 you will be compensated at 60% of your salary as set forth in Section 1 of this Letter.

You further agree that during January 2013 and February 2013 you will participate in the drafting and preparation of materials for a January 2013 investor road show; the Annual Report on Form 10-K; the preparation of materials for UDR’s fourth quarter earnings call and participate as UDR’s CFO on the fourth quarter earnings call to be held on February 5, 2013.

This conditional offer of employment is subject to your satisfactory completion of all pre-employment procedures and requirements, including, but not limited to, you testing negative for current illegal drug use, a satisfactory identification verification, past employment data verification, a criminal background check (collectively the “Pre-Employment Procedures”). The Pre-Employment Procedures must be completed before you start work with UDR. In the event you produce a positive drug test or the background checks yield unsatisfactory results, this conditional offer will be withdrawn by UDR. In the event that you fail the drug test, you will be unemployable by UDR for a minimum period of six months.

Should you satisfy the Pre-Employment Procedures and the conditional offer is confirmed by UDR, you will be employed at-will. As an at-will employee, you may resign your employment or be released by UDR without notice or requirement of cause. Nothing contained in this Letter will create any contract between you and UDR or affect your status as an at-will employee of UDR.

Tom, I look forward to not only your employment with UDR, but also you being a part of my team.

Sincerely,

/s/ ThomasW. Toomey
Thomas W. Toomey
President and Chief Executive Officer

Understood and Acknowledged by:

/s/ Tom Herzog
Tom Herzog